PURCHASE AGREEMENT

THIS AGREEMENT is dated for reference and for effect as of November 30, 2012

BETWEEN:

ILUSTRATO PICTURES LIMITED., a Hong Kong company with its business offices located at

(“HKco”)

AND:

ILUSTRATO PICTURES LTD., a British Columbia corporation with its business offices located at

(“BCco”)

WHEREAS:

A. BCco has entered into the agreements (the "Agreements") described in Schedule "A";

B. BCco is indebted to the parties and in the amounts (collectively, the "Debt") described in Schedule "B";

C. HKco has agreed to purchase (the "Purchase") all of the assets of BCco, including without limitation, BCco's right, title and interest in the Agreements.

D. BCco is prepared to accept the assumption of the Debt by HKco as full consideration for the Purchase.

WITNESSETH:

NOW, THEREFORE, for consideration, the receipt of which is mutually acknowledged by the parties hereto, the parties hereby agree as follows:

1. Transfer of Assets

BCco hereby transfers to HKco all if BCco's right, title and interest in all of BCco's assets, including without limitation, its right, title and interest in and to the Agreements.

1

2. Assumption of Obligations

HKco hereby assumes the Debt and agrees to perform all obligations arising under or pursuant to the Debt.

3. Indemnification

HKco shall indemnify, defend and hold harmless BCco from, against any claim, liability, obligation, loss, damage, assessment, judgment, cost or expense (including without limitation, reasonable attorneys' fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim), action, suit, proceeding or demand, of any kind or character arising from or in connection with any claim relating to or arising out of any Debt.

4. Further Assurances

Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

5. Entire Agreement.

This Agreement contains the entire agreement between the parties with respect to the assumption of the Debt and there are no warranties, representations, terms and conditions or collateral agreements expressed, implied or statutory, other than as expressly set forth in this Agreement.

6. Enurement.

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

2

7. Governing Law.

This Agreement shall be construed in accordance with the laws of the Province of British Columbia. All references to sums of money shall be deemed to refer to the legal tender of the United States.

The closing to complete the transfer of the Assets and the assumption of the Debt contemplated hereunder shall be effective the date of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

ILUSTRATO PICTURES LIMITED

By:

/s/ Brian Hammond

Authorized Signatory

ILUSTRATO PICTURES LTD.

By:

/s/ Brian Hammond

Authorized Signatory

3

SCHEDULE "A"

Agreements

4

SCHEDULE "B"

Debts

5